Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS INDUSTRIES ANNOUNCES INCREASE IN SHARE REPURCHASE AUTHORIZATION AND DECLARES REGULAR
CASH DIVIDEND

— Board of Directors increases share repurchase authorization by 4.0 million shares

— Declares a regular quarterly cash dividend of $0.28 per share

MINNEAPOLIS (October 20, 2005) Polaris Industries Inc. (NYSE/PSE:PII) announced today that its Board of Directors has increased the Company’s common stock share repurchase authorization by 4.0 million shares. The additional share repurchase authorization announced today, together with the 1.0 million shares remaining available for repurchase under the prior authorization, represents approximately twelve percent of the shares of Polaris common stock currently outstanding. The repurchase of any or all such shares authorized for repurchase will be governed by applicable SEC rules and dependent on management’s assessment of market conditions. Since 1996, the Company has repurchased approximately 22.0 million shares of its common stock under its share repurchase program.

Also today, Polaris’ Board of Directors announced the declaration of a regular quarterly $0.28 per share cash dividend payable on November 15, 2005 to shareholders of record at the close of business on November 1, 2005.

Tom Tiller, Polaris’ CEO, commented, “We believe that purchasing Polaris stock at current market prices continues to be an excellent use of the Company’s capital. We remain confident in the future growth of our business and cash flows and are committed to maximizing our shareholders’ investment. As we have done in the past, we will continue to return a portion of the cash flow generated by the Company to its shareholders in the form of cash dividends and share repurchases, balanced against other strategic options.”

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.